UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Beacon Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 13, 2026

May 4, 2026

Dear Stockholder,

Beacon Financial Corporation (“we”, the “Company” or “Beacon”) will hold its 2026 Annual Meeting of Stockholders on Wednesday, May 13, 2026. Our proxy statement dated April 2, 2026 (the “Proxy Statement”) is available at www.beaconfinancialcorporation.com. We are writing to ask for your support by voting “FOR” Proposal 3 (Advisory Vote on Executive Compensation), as recommended by our Board of Directors (the “Board”).

KEY TAKEAWAY:
The compensation arrangements referenced by the proxy advisory firm are retention payments—not severance—designed to retain key executives during a critical integration period, ensure leadership continuity, and reduce potential severance costs, all of which support stockholder value.

If You Have Already Voted

If you have already submitted your proxy and do not wish to change your vote, no further action is required. If you wish to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by following the steps outlined under the heading “May I revoke my proxy instructions?” on page 4 of the Proxy Statement and set forth below:

•	submitting a new proxy by telephone, or by the internet, or by submitting a new proxy card after the time and date of the previously submitted proxy card; or
•	appearing at the Annual Meeting and voting at the Annual Meeting.

Only your latest-dated proxy will be counted.

Important Note

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended by this Supplement, all information in the Proxy Statement remains unchanged.

Rationale for Board Recommendation

We are aware of an independent proxy advisory firm recommendation of “against” our say on pay proposal based on certain one-time employment arrangements that were entered into in connection with our recently completed merger of equals transaction between Berkshire Hills Bancorp, Inc. (“Berkshire”) and Brookline Bancorp, Inc. (the “Merger”). Concurrent with the Merger, Berkshire as the surviving legal entity was renamed Beacon Financial Corporation. We understand that the proxy advisory firm’s recommendation reflects a view that these arrangements constituted single-trigger change-in-control severance; however, we believe this characterization does not reflect the intent and structure of the arrangements, as the payments were designed as retention incentives in exchange for continued service rather than being contingent upon a termination of employment.

In connection with the Merger, the Company entered into retention agreements (the “Retention Bonus Agreements”) with certain executives to ensure continuity of leadership during a critical integration period. These include Retention Bonus Agreements with each of Jacqueline Courtwright, Chief Human Resources Officer, and Wm. Gordon Prescott, General Counsel. Pursuant to the Retention Bonus Agreements, Ms. Courtwright and Mr. Prescott will remain employed by Beacon for a period of up to one year following close of the Merger. Neither Ms. Courtwright nor Mr. Prescott are expected to receive long-term incentive awards or short-term incentive awards for their service to the Company in 2026. In addition, upon their departure, neither will receive any payments under the Berkshire Bank Enhanced Change in Control Severance Plan.

Each of Mr. Prescott and Ms. Courtwright were longstanding employees of Berkshire who bring a combined 30 years of institutional knowledge and experience to the Company. Mr. Prescott served as General Counsel of Berkshire from 2008. Ms. Courtwright joined Berkshire in 2012 and was promoted to Chief Human Resources Officer in 2020.

The Board determined that retaining these executives was in the best interests of stockholders, as it ensured continuity, supported a successful integration, and reduced potential costs. The payments under these agreements were retention payments—not severance—and were provided in exchange for continued service.

The Board believes these actions were appropriate and aligned with stockholder interests because they:
• ensured continuity of leadership during a critical integration period;
• mitigated the risk of disruption from executive departures; and
• reduced potential severance costs relative to alternative outcomes.

For these reasons, we strongly encourage you to vote “FOR” Proposal 3.

Correction to Footnotes 7 and 8 of the Summary Compensation Table

Footnote 7 (Ms. Courtwright) and Footnote 8 (Mr. Prescott) to the Summary Compensation Table on page 49 of the Proxy Statement incorrectly refer to the retention payments described above as change in control payments. The corrected footnotes are below.

(7) In 2025 includes: (a) 401(k) plan employer contribution in the amount of $13,510, (b) a cash in lieu of stock payment of $144,000, (c) insurance benefit payments in the amount of $20,505, (d) a retention payment in the amount of $1,446,000, (e) a long term care insurance tax gross up in the amount of $488, (f) a health savings account contribution in the amount of $1,000, and (g) dividends on unvested restricted stock grants in the amounts of $21,203.

(8) In 2025 includes: (a) 401(k) plan employer contribution in the amount of $11,086, (b) a cash in lieu of stock payment of $135,000, (c) insurance benefit payments in the amount of $20,505, (d) a retention payment in the amount of $1,365,000, (e) a long term care insurance tax gross up in the amount of $442, (f) a health savings account contribution in the amount of $1,000, and (g) dividends on unvested restricted stock grants in the amounts of $18,566.

Thank you for your continued support. We hope this Supplement provides you with the additional information and clarity you may need to support all our proposals at our 2026 Annual Meeting.